EXHIBIT 10.9
May 24, 2010
Grantee Name
Address
City, State Zip
     Re:      Grant of Phantom Units
Dear Grantee:
     I am pleased to inform you that you have been granted                      Phantom Units as of the above date pursuant to the Company’s 2010 Long-Term Incentive Plan (the “Plan”). The terms and conditions of this grant are as set forth below:
1.	Subject to the further provisions of this Agreement, your Phantom Units shall vest (become payable in the form of one Common Unit of PAA Natural Gas Storage, L.P. for each Phantom Unit) as follows; (i) 25% shall vest as of the date on which all of the Series A Subordinated Units of the Partnership convert into Common Units, (ii) 25% shall vest as of the date on which the First Tranche Series B Subordinated Units convert into either Series A Subordinated Units or Common Units , (iii) 25% shall vest as of the date on which the Second Tranche Series B Subordinated Units convert into either Series A Subordinated Units or Common Units, and (iv) 25% shall vest as of the date on which the Third Tranche Series B Subordinated Units convert into either Series A Subordinated Units or Common Units. Common Units delivered in connection with the vesting of Phantom Units hereunder (after giving effect to any units withheld for taxes) shall commence receiving distributions in a manner consistent with the commencement of distribution receipt by Common Units delivered in connection with the conversion of the First, Second and Third Tranche Series B Subordinated Units, respectively, as provided in Section 5.12 of the Partnership Agreement. Any Phantom Units that remain outstanding as of December 31, 2014 shall expire without vesting on such date.

2.	In the event of the termination of your employment with the Company and its Affiliates (other than in connection with a Change in Status or by reason of your death or “disability,” as defined in paragraph 3 below), all of your then outstanding Phantom Units shall automatically be forfeited as of the date of termination; provided, however, that if the Company or its Affiliates terminate your employment other than a Termination for Cause, any unvested Phantom Units that have satisfied all vesting criteria as of the date of termination but for the passage of time shall be deemed nonforfeitable on the date of termination, and shall vest on the next following Distribution Date.

Grantee Name	May 24, 2010
3.	In the event of termination of your employment with the Company and its Affiliates by reason of your death or your “disability” (a physical or mental infirmity that impairs your ability substantially to perform your duties for a period of eighteen months or that the Company otherwise determines constitutes a “disability”), your then outstanding Phantom Units shall not be forfeited on such date, and such Phantom Units shall vest or expire in accordance with paragraph 1 above. As soon as administratively practicable after the vesting of any Phantom Units pursuant to this paragraph 3, payment will be made in cash in an amount equal to the Market Value of the number of Phantom Units vesting.

4.	In the event of a Change in Status, all of your then outstanding Phantom Units shall be deemed 100% nonforfeitable on such date, and such Phantom Units shall vest in full upon the next Distribution Date.

5.	Upon vesting of a Phantom Unit, you agree that the Company may withhold any taxes due from your compensation as required by law, which (in the sole discretion of the Company) may include withholding a number of Common Units otherwise payable to you.
     As used herein, the phrase “Distribution Date” means the day in February, May, August or November in any year (as context dictates) that is 45 days after the end of the most recently completed calendar quarter (or, if not a business day, the closest previous business day). “Market Value” means the average of the closing sales prices for a Common Unit on the New York Stock Exchange for the five trading days preceding the then most recent “ex dividend” date for payment of a distribution by the Partnership.
     The phrase “Change in Status” means (A) the termination of your employment by the Company other than a Termination for Cause, within two and a half months prior to or one year following a Change of Control (the “Protected Period”), or (B) the termination of your employment by you due to the occurrence during the Protected Period, without your written consent, of (i) any material diminution in your authority, duties or responsibilities, (ii) any material reduction in your base salary or (iii) any other action or inaction that constitutes a material breach of this agreement by the Company. A termination by you shall not be a Change in Status unless (1) you provide written notice to the Company of the condition in (B)(i),(ii) or (iii) that would constitute a Change in Status within 90 days of the initial existence of the condition and (2) the Company fails to remedy the condition within the 30-day period following such notice. As used herein, a termination of the Employee’s employment means a “separation from service,” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).
     The phrase “Change of Control” means, and shall be deemed to have occurred upon the occurrence of, one or more of the following events: (i) any transaction or other occurrence as a result of which Plains All American Pipeline, L.P. retains neither direct nor indirect control of the Company (or successor general partner of the Partnership, if applicable), (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or

Grantee Name	May 24, 2010
substantially all of the assets of the Partnership or the Company to any Person and/or its Affiliates, other than to the Partnership (or any of its subsidiaries), the Company, or Plains All American Pipeline, L.P., including any employee benefit plan thereof; (iii) a consolidation, reorganization, merger or any other similar transaction involving (a) a Person other than the Partnership (or any of its subsidiaries), the Company, or Plains All American Pipeline, L.P. (or its Affiliates) and (b) the Partnership, the Company or both, or (iv) any Person, including any partnership, limited partnership, syndicate or other group deemed a “person” for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended, becoming after the date hereof the beneficial owner, directly or indirectly, of more than 49.9% of the membership interest in the Company. Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred in connection with a restructuring or reorganization related to a securitization and sale to the public of direct or indirect equity interests in the general partner interest of the Partnership if Plains All American Pipeline, L.P. continues to have the power to elect, directly or indirectly, the majority of the Board of Directors (or equivalent governing body) of the general partner of the Partnership.
     The phrase “Termination for Cause” shall mean severance of your employment with the Company or its Affiliates based on your (i) failure to perform your job function in accordance with standards described to you in writing, or (ii) violation of the Company’s Code of Business Conduct (unless waived in accordance with the terms thereof), in each case, with the specific failure or violation described to you in writing.
     The “Company” refers to PNGS GP LLC. The “Partnership” refers to PAA Natural Gas Storage, L.P.
     Terms used herein that are not defined herein shall have the meanings set forth in the Plan or, if not defined in the Plan, in the Amended and Restated Agreement of Limited Partnership of PAA Natural Gas Storage, L.P., as amended (the “Partnership Agreement”). By signing below, you agree that the Phantom Units and DERs granted hereunder are governed by the terms of the Plan. Copies of the Plan and the Partnership Agreement are available upon request.